As filed with the Securities and Exchange Commission on August 9, 2019
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
CENTURY ALUMINUM COMPANY
(Exact name of registrant as specified in its charter)
____________________

Delaware (State or other jurisdiction of incorporation or organization)	13-3070826 (I.R.S. Employer Identification No.)

One South Wacker Drive Suite 1000 Chicago, Illinois (Address of Principal Executive Offices)	60606 (Zip Code)

Amended and Restated Stock Incentive Plan
(Full title of the plan)
_____________________
Jesse E. Gary
Executive Vice President, Chief Operating Officer & General Counsel
Century Aluminum Company
One South Wacker Drive, Suite 1000
Chicago, Illinois 60606
(312) 696-3101
(Name, address and telephone number, including area code, of agent for service)
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
_____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,900,000 shares	$6.85	$19,865,000	$2,407.64

(1)
There are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Amended and Restated Stock Incentive Plan as a result of the antidilution provisions contained therein, and such indeterminate amount of plan interests.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low trading prices ($7.06 and $6.64, respectively) of the Common Stock on August 5, 2019, as reported on the Nasdaq Global Select Market.

Explanatory Note
This Registration Statement relates to the registration of an additional 2,900,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Century Aluminum Company (the “Company”) that may be offered from time to time under the Company’s Amended and Restated Stock Incentive Plan (the “Plan”). Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “SEC”) and has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 have been or will be provided to participants in the Plan. The documents containing the information specified in Part I of Form S-8 and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Part II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are specifically incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-34474);

(b)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 (File No. 001-34474) and for the quarter ended June 30, 2019 (File No. 001-34474);

(c)
all other reports (excluding any information furnished under Items 2.02 and 7.01 therein) filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in clause (a) above; and

(d)
the description of the Company’s Common Stock as set forth under the caption entitled “Description of Capital Stock” in the Registration Statement on Form S-3, as amended (File No. 333-230018) of the Company.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Century Aluminum Company is incorporated under the Delaware General Corporation Law (“DGCL”).
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption, or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of Century Aluminum Company provides for such limitation of liability.
Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation, as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually or reasonably incurred.
The certificate of incorporation and bylaws of Century Aluminum Company provide for indemnification to fullest extent permitted by Section 145 of the DGCL of all persons who we have the power to indemnify under such section. In addition, we maintain officers’ and directors’ liability insurance, which insures against liabilities that our officers and directors may incur in such capacities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibit Index to this Registration Statement, which is incorporated herein by reference.
Item 9. Undertakings.
(a)    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 9th day of August, 2019.

CENTURY ALUMINUM COMPANY By: /s/ Michael A. Bless Michael A. Bless President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of August, 2019.

*	Director
Jarl Berntzen
*	Director
Errol Glasser
*	Director
Wilhelm van Jaarsveld
*	Director
Andrew Michelmore
/s/ MICHAEL A. BLESS	President and Chief Executive Officer and Director (Principal Executive Officer)
Michael A. Bless
/s/ CRAIG C. CONTI	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Craig C. Conti
/s/ ELISABETH INDRIANI	Global Controller (Principal Accounting Officer)
Elisabeth Indriani
*By: /s/ JESSE E. GARY
Jesse E. Gary, As Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012).

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 18, 2012).
4.3	Amendment No. 1 to Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on December 14, 2015).
5.1*	Opinion of Vedder Price P.C.
10.1	Amended and Restated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on June 6, 2019).
23.1*	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).
23.2*	Consent of Vedder Price P.C. (included in Exhibit 5.1 to the Registration Statement).
24.1*	Power of Attorney.

* Filed herewith.